EXHIBIT 19.1

MGE ENERGY, INC.

INSIDER STOCK TRADING POLICY

This Policy is intended to elaborate on, and to explain several important considerations underlying, the provisions of our Code of Ethics restricting the purchase or sale of Company securities based on confidential or insider information. “We,” “our” and “Company” refer to MGE Energy, Inc. and its subsidiaries.

Our common stock is publicly traded on the Nasdaq National Market. Consequently, you need to be aware of several prohibitions that apply, and possible sanctions that could apply, to you when trading our stock or other securities. There are additional restrictions that apply only to directors, officers and designated employees, which restrictions are discussed in Part II of this Policy.

The Company will not trade in Company securities in violation of applicable securities laws or stock exchange listing standards.

Questions regarding this Policy should be directed to our Chief Financial Officer or his or her designee.

Part I

Covered Parties

Part I of this Policy covers directors, officers and all other employees of the Company as well as their immediate family members and members of their households. It also covers any entities controlled by those individuals, including any corporations, partnerships or trusts, and transactions by those entities should be treated for the purposes of this Policy and applicable securities laws as if they were for that individual’s own account. We refer to those individuals and entities in this Policy as being “Covered Parties.”

Covered Transactions

This Policy applies to all transactions involving our securities, including our common stock, our debt securities or any notional investment in our common stock under our deferred compensation offerings or arrangements. It also applies to all transactions involving the securities of other businesses if you possess material nonpublic information about that business that was obtained in the course of your involvement with us.

Insider Trading and Tipping Are Illegal

The law makes it illegal for any of us to buy or sell the Company’s securities at a time when we possess “material nonpublic information” relating to the Company. This conduct is known as “insider trading.” Passing material nonpublic information on to someone who may buy or sell securities—which is known as “tipping”—is also illegal.

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What is “Material Information”?

Information is material if it is likely to influence a typical investor’s decision to buy, sell or hold the Company’s securities. Material nonpublic information can include information that something is likely to happen—or just that it might happen. Information can be material whether it reflects positive or negative events. In case of any doubt as to the materiality of information, you should assume that it is material.

Some examples of material information include:

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unpublished financial results or problems
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estimates of future earnings or losses
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news of a pending or proposed Company transaction
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regulatory actions or proceedings
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developments in legal proceedings
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cybersecurity attack with significant impact
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significant disruption in the Company’s operations
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changes in dividend policies
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changes in credit ratings

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What is “Non-Public” Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when we make an official announcement (such as in a press release or a filing with the Securities and Exchange Commission (“SEC”)) and people have had an opportunity to see or hear it. Therefore, you should not buy or sell our securities before the public announcement of material information. It is usually safe to buy or sell securities after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait about two full trading days before buying or selling securities to allow the market to absorb the information.

Policies Against Trading or Causing Trading While in Possession of Material Nonpublic Information

No Covered Party may purchase or sell, or offer to purchase or sell, or gift, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

No Covered Party who knows of any material nonpublic information about the Company may communicate that information (“tip”) to any other person, including family members and friends, or otherwise disclose that information without the Company’s express authorization.

No Covered Party may purchase or sell any security of any other business while in possession of material nonpublic information about that business that was obtained in the course of his or her involvement with the Company. No Covered Party who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose that information without the Company’s express authorization.

Consequences of Violation

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and for their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

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Individual penalties: A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

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Company or control person penalties: The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or its management.

In addition, persons who violate this Policy may be subject to disciplinary action by the Company, including termination of employment, whether or not the failure to comply with this Policy results in a violation of law.

Post-Termination Transactions

This Policy continues to apply to transactions in our securities even after termination of service. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in our securities until that information has become public or is no longer material.

Further Information

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, if you are in doubt, you are advised to consult with the Company’s Chief Financial Officer or his or her designee before buying or selling (or otherwise making any transfer, gift, pledge or loan thereof) any of the Company’s securities.

Interpretation and Implementation of this Policy

The Company’s Chief Financial Officer shall have the authority to interpret or update this Policy and all related policies and procedures. In particular, such interpretations or updates of the Policy as authorized by the Chief Executive Officer, Chief Financial Officer or General Counsel may include departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Periodic Reviews and Amendments

The Board of Directors shall periodically review this Policy. Any amendments to this Policy must be approved by the Board of Directors.

Acknowledgment and Certification

You will be required to sign an acknowledgement and certification as to this Policy in connection with the annual acknowledgement and certification in respect of the Company’s Code of Ethics.

Part II

Additional Provisions Applicable to

Directors, Executive Officers and Designated Employees

Covered Parties

Part II of this Policy covers directors, executive officers and designated employees. Employees who are covered by this Part II will be notified of that coverage by the Company’s Chief Financial Officer. Once notified of that coverage, you remain covered by this Part II until you are notified that you are no longer covered. If you are an employee of the Company and are not an executive officer and have not received a notice of coverage, then you are not subject to this Part II.

Prohibited Transactions

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No Hedging of Company Stock

You may not, directly or indirectly, engage in any kind of hedging transaction that seeks to reduce or limit your economic risk associated with your ownership or interest in shares of the Company’s common stock, including compensation awards the value of which is derived from, referenced to, or based on, the market value of the Company’s common stock. Prohibited transactions include purchases of financial instruments (such as forward sales contracts, equity swaps, collars, puts, calls or other derivative securities) that are designed to hedge or offset a decrease in market value of the Company’s common stock. A violation by you of this prohibition shall be subject to discipline.

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No Pledging of Company Stock

You may not pledge, hypothecate or otherwise encumber your shares of Company common stock as collateral for indebtedness, and you may not hold those shares in a margin account with a securities broker. A violation by you of this prohibition shall be subject to discipline.

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No Short Sales

You should at no time sell the Company’s securities short.

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No Trading Plans under Securities Exchange Act Rule 10b5-1

Directors, officers and designated employees are not permitted to undertake, and should not undertake, trading in our securities through plans or arrangements intended to meet the requirements of Rule 10b5-1 under the Securities Exchange Act. Those plans are subject to specific requirements with respect to timing and manner of adoption, execution of trading, and required disclosures.

Pre-Clearance Required for Securities Trading

You may not trade in our securities at any time, without prior clearance. Before trading in, or gifting, our securities, you must contact the Company’s Chief Financial Officer or his or her designee, and the Director of Treasury Management and Shareholder Services, to inquire if a “restricted trading period” is in effect and to obtain pre-clearance of the contemplated trade. An approved pre-clearance request must accompany all trades. "Trading" includes not only purchases and sales of stock, but also acquisitions and dispositions of puts, calls and other so-called derivative securities relating to our stock, as well as gifts.

A “restricted trading period” is a period designated by the Company as a time in which you may not trade in our securities regardless of whether you possess any material nonpublic information. One such restricted trading period precedes our quarterly earnings releases. It generally begins on the day preceding the Board of Directors meeting day in the third month of every calendar quarter and lasts until two full trading days after we have released our earnings for that quarter. The Company may designate other restricted trading periods from time to time as circumstances may require.

In addition to making sure a restricted trading period is not in effect, the pre-clearance procedure is necessary to assist you in preventing violations of the Securities Exchange Act Section 16(b) short-swing profit rule. As you may know, insiders are held liable to the Company for any "short-swing profits" resulting from a non-exempt purchase and sale, or sale and purchase, within a period of less than 6 months. The Sarbanes-Oxley Act now empowers the SEC to cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations. While compliance with Section 16(b) and other restricted trading periods is your responsibility, the pre-clearance of all trades will allow us to assist you in preventing any inadvertent violations.

If, upon requesting clearance, you are advised that our stock may be traded, you may buy or sell or gift the stock within five business days after clearance is granted, but only if you are not otherwise in possession of material non-public information. If for any reason the trade or gift is not completed within five business days, you must again seek and obtain pre-clearance before the stock may be traded or gifted.

If, upon requesting clearance, you are advised that our stock may not be traded or gifted, you may not engage in any trade or gift of any type under any circumstances, nor may you inform anyone of the restriction inasmuch as the existence of the restriction may be considered material non-public information itself. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable.

In summary, it is critical that you obtain pre-clearance of any trading. It will help to prevent inadvertent violations of Section 16(b) of the Securities Exchange Act or insider trading violations. In addition, it will help to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

Last Updated October 20, 2023